Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

101 North Main Street

Jonesboro, GA 30236

(770) 478-8881

CCF Holding Company

Announces 3-for-2 Stock Split

Jonesboro, GA August 23, 2006

CCF Holding Company, the parent company of Heritage Bank, announced today that its Board of Directors has approved a 3-for-2 stock split of the Company’s common stock. The record date will be September 6, 2006, and shares will be distributed on September 20, 2006. Fractional shares created as a result of the split will be paid in cash based on the average bid/ask price of the stock as of September 6, 2006.

According to David B. Turner, President and Chief Executive Officer, the stock split will produce a 50% increase in total shares outstanding, improving the liquidity of the Company’s stock. At August 23, 2006, CCF Holding Company had approximately 2,419,621 shares issued and outstanding. Following the stock split, the Company will have approximately 3,629,400 shares issued and outstanding.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Small Cap Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s 10Q filing when available on the EDGAR system.

This press release contains statements that may constitute “forward-looking statements” with respect to the financial condition, results of operations and business of CCF Holding Company. These forward-looking statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements, such as statements of the Company’s plans, objective, expectations, estimates, and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate and market and monetary fluctuations; the adequacy of the Company’s loan loss reserve; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of potential customers to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumers spending and saving habits; and the success of the Company at managing the risks involved in the foregoing. The Company cautions that these important factors are not exclusive.

The Company does not undertake to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made.